Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ZIOPHARM ONCOLOGY, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ZIOPHARM ONCOLOGY, INC. IF PUBLICLY DISCLOSED.

April 5, 2021

BY EMAIL (LJNCOOPER@ZIOPHARM.COM)

Laurence James Neil Cooper, M.D., Ph.D.

Dear Laurence:

This letter agreement (“Agreement”) confirms the terms of your separation as Special Advisor from ZIOPHARM Oncology, Inc. (“ZIOPHARM” or the “Company”).1 Unless you rescind your assent as set forth in Section 6(iii) below, this Agreement shall be effective on the eighth (8th) day after you sign it (the “Effective Date”), at which time it shall become final and binding.

1. Separation Date/Final Wages. Your employment with the Company shall separate effective April 9, 2021 (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall have no authority to represent yourself as an employee of the Company, and you agree not to represent yourself in the future as an employee of the Company. On or before the Separation Date, the Company shall pay your accrued but unused vacation time and your final pay earned through the Separation Date in accordance with applicable law. Regardless of whether you execute this Agreement, and provided you timely complete the required election forms (which will be provided to you separately), you are eligible to continue receiving group medical and/or dental insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

2. Consideration. If you do not rescind this Agreement as set forth in Section 6(iii) below, then the Company will provide you with the following (collectively, the “Consideration”):

[1]

Except for the obligations set forth in Section 2, which shall be solely the obligations of ZIOPHARM Oncology, Inc., whenever the terms “ZIOPHARM Oncology, Inc.,” “ZIOPHARM” or the “Company” are used in this Agreement (including, without limitation, Section 6), they shall be deemed to include ZIOPHARM Oncology, Inc. and any and all of its divisions, affiliates and subsidiaries and all related entities and its and their directors, officers, employees, agents, successors and assigns.

(i)

severance pay in the gross amount of $859,500 (less all applicable payroll taxes, deductions and withholdings), which is equivalent to eighteen (18) months of your base salary (the “Severance Pay”). Severance Pay shall be provided as salary continuation in accordance with the Company’s regular payroll cycle, with the first payment commencing upon the later of (30) days after the Effective Date or the period required by Section 409A of the Tax Code as described in Section 9(iii) below; provided, however, any amounts that would otherwise have been payable to you under this Agreement prior to the date upon which payments start will be accumulated and paid to you (without interest) on the first normal payroll date coincident with or next following the date that such payments start;

(ii)

a Restricted Stock Award with a grant date value (as calculated under ASC 718) equal to $917,000, which represents your 2020 discretionary bonus and which shall be granted by the Board of Directors as soon as practicable after the Effective Date (the “2020 Discretionary Shares”), and shall be fully vested on the date of grant;

(iii)

a payment in the gross amount of $143,250 (less all applicable payroll taxes, deductions and withholdings), which represents your pro-rata 2021 discretionary bonus and which shall be paid at or around the same time other Company executives are paid their respective 2021 discretionary bonuses (if any) (the “2021 Discretionary Bonus”);

(iv)

provided you timely complete the required election forms and otherwise remain eligible for COBRA coverage, the Company will pay one hundred percent (100%) of your COBRA premiums for eighteen (18) months. For the avoidance of doubt, the “qualifying event” under COBRA shall be deemed to have occurred on the Separation Date;

(v)	reimbursement of no more than $25,000 in legal fees incurred by you in negotiating this Agreement in accordance with the Company’s business expense reimbursement policy; and

(vi)	reimbursement of any rental payments made by you in relation to your apartment lease in the Boston area through April 31, 2021; and

(vii)	a signed Amendment to your Invention, Non-Disclosure and Non-Competition Agreement with the Company dated May 5, 2015 (the “Non-Competition Agreement”) in the form hereto as Exhibit A.

3.	Acknowledgments. You acknowledge and agree that:

(i)	this Agreement and the Consideration are neither intended to nor shall constitute a severance plan and shall confer no benefit on anyone other than the Company and you; and

(ii)

except for (a) the Consideration payable in accordance with this Separation Agreement, (b) any unpaid regular wages (including accrued but unused vacation time) earned through the Separation Date, which shall be paid by the Company on the Separation Date and (c) any vested monies due to you pursuant to any retirement programs in which you participate, you have been paid and provided all wages, vacation pay, holiday pay, earned paid sick time, bonuses, commissions and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from ZIOPHARM.

4. Consulting Agreement. Simultaneous and coincident with the Separation Date, you and the Company shall enter into a Consulting Agreement in the form attached hereto as Exhibit B.

5. Return of Company Property; Non-Disclosure; Non-Disparagement. You hereby agree to:

(i)

promptly return all Company property and documents (whether in hard copy or electronic form) in your custody and possession, except for that property necessary for you to provide the Consulting Services;

(ii)

abide by the terms of your Non-Competition Agreement (as amended hereby), a copy of which is attached hereto as Exhibit C (and the terms of which are hereby incorporated into this Agreement by reference). You understand that nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures;

(iii)

abide by any applicable common law and/or statutory obligations relating to the protection and non-disclosure of ZIOPHARM’s trade secrets and/or confidential and proprietary documents and information, and you specifically agree that you will not disclose any confidential or proprietary information that you acquired as an employee of ZIOPHARM to any other person or entity, or use such information in any manner that is detrimental to the interests of ZIOPHARM. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”;

(iv)

keep confidential and not publicize or disclose the existence and terms of this Agreement, other than to (a) an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations; and (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law; and

(v)

not make any statements that are disparaging about or adverse to the business interests of ZIOPHARM or which are intended to harm the reputation of ZIOPHARM, including, but not limited to, any statements that disparage any product, service, finances, employees, officers, capability or any other aspect of the business of ZIOPHARM.

Your breach of this Section 5 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to ZIOPHARM, will relieve ZIOPHARM of the obligation to provide any Consideration not already paid and will entitle ZIOPHARM to fully recover any Consideration already paid.

Upon the Effective Date of this Agreement, the Company shall instruct those individuals who are members of the Board of Directors to refrain from making any statements that are professionally or personally disparaging about, or adverse to, your interests or engaging in any conduct which could reasonably be expected to professionally or personally harm your reputation. Upon request, the Company will provide a written representation attesting to its compliance with this obligation. Any breach by members of the Board of this covenant will constitute a material breach of this Agreement.

6.	Release of Claims.

(i)

You hereby acknowledge and agree that by signing this Agreement and accepting the Consideration, you are waiving your right to assert any form of legal claim against ZIOPHARM (as defined in footnote number 1 to this Agreement) of any kind whatsoever from the beginning of time through and including the date on which you sign this Agreement, except for claims related to the Company’s failure to perform its obligations under this Agreement. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against ZIOPHARM seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against ZIOPHARM up through and including the date on which you sign this Agreement. You understand that there could be unknown or unanticipated Claims resulting from your employment with ZIOPHARM and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

(ii)

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(a) Claims under any local, state (including, without limitation, Texas and Massachusetts) or federal discrimination, harassment, fair employment practices or other employment related statute, regulation or executive order, including, without limitation, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Age Discrimination in Employment Act (“ADEA”) and Title VII of the Civil Rights Act of 1964, each as they may have been amended through the Effective Date;

(b) Claims under any local, state (including, without limitation, Texas and Massachusetts) or federal employment related statute, regulation or executive order relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment, including, without limitation, the Family and Medical Leave Act of 1993, the Worker Adjustment and 1 Notification (WARN) Act, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), each as they may have been amended through the Effective Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(c) Claims under any local, state (including, without limitation, Texas and Massachusetts) or federal common law theory; and

(d) any other Claim arising under other local, state (including, without limitation, Texas and Massachusetts) or federal law.

(iii)

Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (“OWBPA”), which prohibits discrimination on the basis of age. The release set forth in this Section 6 is intended to release any rights you may have against ZIOPHARM alleging discrimination on the basis of age. You have twenty-one (21) days to consider and accept the provisions of this Agreement, and you agree that any changes to this Agreement, whether material or immaterial, will not restart the running of this period. In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a written notice of rescission. To be effective, such notice must be emailed within the seven-day period to: Steven D. Weatherhead, Esquire, Marathas Barrow Weatherhead Lent LLP, sweatherhead@marbarlaw.com.

(iv)

Consistent with federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal or state discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal or state discrimination laws.

(v)	The general release in this Paragraph 6 shall not limit any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(vi)	The general release in this Paragraph 6 is not affected or limited by the recitation of the specific releases in this Paragraph 6.

7. Future Cooperation. You agree to cooperate fully with the Company (including its outside counsel) in connection with: (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; (ii) responding to requests for information from regulatory agencies or other governmental authorities; (iii) responding to occasional inquiries about your former job duties (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours, with recognition of time zone differences if Consultant is residing outside of the United States at any time hereafter. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with other responsibilities that you may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy (which shall include business-class travel, unless unavailable, and then first-class travel).

8. No Prior Actions. You represent that you have not filed or asserted any cause of action, claim, charge or other action or proceeding against ZIOPHARM, and to the best of your knowledge, no other person, organization or entity has done so on your behalf.

9.	Tax Treatment.

(i)

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(ii)

The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).

(iii)

Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that the you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

10. Miscellaneous.

(i)

This Agreement (including the exhibits hereto) supersedes any and all prior oral and/or written agreements (including, without limitation your Employment Agreement with the Company dated May 5, 2015), and sets forth the entire agreement between ZIOPHARM and you in respect to your separation from ZIOPHARM except for the Non-Competition Agreement (as amended hereby), the Consulting Agreement between you and the Company dated April 5, 2021, any equity awards, grants or agreements between you and the Company, and your Indemnity Agreement with the Company dated May 5, 2015, all of which shall remain in full force and effect in accordance with their respective terms.

(ii)	No variations or modifications of this Agreement shall be deemed valid unless reduced to writing and signed by ZIOPHARM and you.

(iii)	The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

(iv)

The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from ZIOPHARM, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. You and the Company agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and (b) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction.

(v)

You and the Company agree that any dispute relating to this Agreement shall be tried by a judge alone, and you and the Company hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

It is ZIOPHARM’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given an opportunity to consult with legal counsel. By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, and you acknowledge that you have done so; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither ZIOPHARM nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If the foregoing correctly sets forth our arrangement, please sign, date and return a copy of this Agreement to me within the time frame set forth above, but in any event not on or before the Separation Date.

Very truly yours,

ZIOPHARM ONCOLOGY, INC.

/s/ Heidi M. Hagan
Heidi M. Hagan
Chief Executive Officer

Accepted and Agreed To Under Seal:

[NOT VALID IF SIGNED BEFORE THE SEPARATION DATE]

/s/ Laurence James Neil Cooper
Laurence James Neil Cooper, M.D., Ph.D.

Dated: April 5, 2021

EXHIBIT A

First Amendment to

Invention, Non-Disclosure and Non-Competition Agreement

This First Amendment (the “Amendment”), made as of this _____ day of April, 2021 (the “Effective Date”), is entered into by ZIOPHARM Oncology, Inc. (the “Company”) and Laurence James Neil Cooper (“Dr. Cooper,” and collectively with the Company, the “Parties”).

WHEREAS, on or about May 5, 2015, the Parties entered into an Invention, Non-Disclosure and Non-Competition Agreement setting forth (among other things) Dr. Cooper’s various post-employment obligations to the Company (the “Non-Competition Agreement”);

WHEREAS, Dr. Cooper’s employment with the Company recently ended; and

WHEREAS, the Parties now wish to amend the Non-Competition Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Commencing on the Effective Date, Section 3 of the Non-Competition Agreement shall be deleted in its entirety and replaced with the following:

3. Non-competition

(a) During the Restricted Period, except as expressly permitted under the Employee’s Employment Agreement, the Employee will not directly or indirectly: as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company):

(i)

engage in the business of researching, developing, designing, producing, marketing, selling or rendering (or assisting any other person in developing, designing, producing, marketing, selling or rendering), in each case for the treatment of cancer:

(1)	chimeric antigen receptor T-cell (CAR+ T) therapies, limited to the following targets: CD19 and/or [***] including the methodology for rapid personalized manufacturing for such therapies;

(2)

genetically modified T-cell (TCR+ T) therapies that are reactive to (a) mutated RAS (KRAS, NRAS, HRAS), EGFR, TP53, [***]and other targets which Employee and the Company reasonably agree are added to the Company’s TCR library during the term of the Consulting Agreement, (b) private neoantigens (i.e., the Company’s personalized TCR+ T approach), and/or (c) other antigens pursued by the Company (including, if applicable, germline antigens) during the term of the Consulting Agreement, including the methodology for rapid personalized manufacturing for such therapies;

(3)

cytokine-based therapies utilizing IL-12; provided that if the Company determines that it will not pursue IL-12-based therapies, then Employee may request the ability to work on IL-12-based therapies, and the Company will not unreasonably deny such request;

(4)	T-cell therapies utilizing (i) non-viral gene transfer technologies, and/or (ii) IL-15 (including membrane bound IL-15), IL-12 and [***]; or

(ii)

solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

“Restricted Period” shall mean the later of (i) March 31, 2022 or (ii) such later date when either the Company or the Employee terminates the term of that certain Consulting Agreement between them dated April 9, 2021 (the “Consulting Agreement”); provided, however, that if prior to March 31, 2022 the Company terminates the Consulting Agreement for any reason other than Cause (as defined in the Consulting Agreement), or if Employee terminates the Consulting Agreement for Good Reason (as defined in the Consulting Agreement), then the Restricted Period shall immediately terminate upon such termination.

(b) Notwithstanding the restrictions set forth in Section 3(a) above, after the termination or cessation of Employee’s employment with the Company, nothing herein shall prevent Employee from (i) becoming a faculty member and/or serving on the staff of an academic institution, and while so employed, performing research, including in immuno-oncology and/or gene therapy, using institutional funds, philanthropy gifts, grants, and sponsored research agreements from third-parties (ii) working for the U.S. or any state government or any agency or instrumentality thereof, (iii) working for any non-profit cancer center, (iv) working for any non-profit entity or non-governmental organization (NGO) and (v) working for a for-profit health care delivery organization. In each such case, no such activity shall allow Employee to use any Proprietary Information of the Company without the prior written approval of the Company.

(c) If the Employee violates the provisions of Section 3(a), the Employee shall continue to be bound by the restrictions set forth in Section 3(a) until a period of one year has expired without any violation of such provisions.

2. Commencing on the Effective Date, Section 4(a) of the Non-Competition Agreement shall be deleted in its entirety and replaced with the following:

During the Employee’s engagement by the Company as a consultant under the Consulting Agreement, and for a period of six months after its termination, but in no event prior to March 31, 2022, the Employee will not directly or indirectly recruit, solicit or hire any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

3. All other terms and conditions of the Non-Competition Agreement shall remain in full force and effect.

4. Dr. Cooper acknowledges and agrees that this Amendment shall in no way be construed as a waiver by the Company of any past or future breach by him of the Non-Competition Agreement.

5. During the period that his obligations under Paragraphs 1 and 2 above remain in effect, Consultant may provide a copy of the Non-Competition Agreement and this Amendment to any employer, prospective employer or other prospective recipient of his services.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date below.

Laurence James Neil Cooper	ZIOPHARM Oncology, Inc.

By: Heidi M. Hagen
Its: Chief Executive Officer

Dated: ___________________, 2021	Dated: ___________________, 2021

EXHIBIT B

Form of Consulting Agreement

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into by and between ZIOPHARM ONCOLOGY INC. (“Company”), and LAURENCE JAMES NEIL COOPER, M.D., PH.D. (“Consultant”), effective as of April 9, 2021 (“Effective Date”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. ENGAGEMENT OF SERVICES. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to perform consulting services for the Company as set forth herein.

1.1 Scope. Consultant shall provide Company the consulting services, described in Exhibit A attached hereto and incorporated by reference herein (“Services”).

1.2 Performance and Time Commitment. Consultant agrees that he shall perform all Services personally and that no other person shall perform any Services on behalf of Consultant without the prior written consent of Company, which consent may be withheld in Company’s sole discretion. Consultant shall perform the Services at such times as may be reasonably requested by the Company. Consultant retains the right (as limited in Section 4 and by any other agreement with the Company, including the Non-Competition Agreement (as defined in Section 7.2 herein)) to provide services for others during the Term of this Agreement and is not required to devote Consultant’s services exclusively for the Company. Consultant shall perform the services primarily remote (such as via Microsoft Teams or telephone) but may be available as mutually agreed upon at the Company’s principal place of business, another Company location, or at other places upon mutual agreement of the parties, with recognition of time zone differences with respect to availability if Consultant is residing outside of the United States at any time hereafter.

1.3 Professional Standards. The manner and means used by Consultant to perform the Services desired by the Company are in the sole discretion and control of Consultant. Consultant’s Services, and the results thereof, will be performed with and be the product of the highest degree of professional skill and expertise.

1.4 Independent Contractor Status. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold himself or herself out as, or give any person any reason to believe that Consultant is, an employee, agent, joint venturer or partner of the Company. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes or insurance. All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Consultant. Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

1.5 Consultant will use a business facing email address for all correspondence with ZIOPHARM and any other parties with whom Consultant may exchange information on behalf of ZIOPHARM or in the performance of services under this Agreement. Consultant will ensure that the computers and equipment used to perform services under this Agreement will have up to date virus protection software. Consultant will allow ZIOPHARM to inspect any computer or other IT equipment utilized onsite at ZIOPHARM’s Boston or Houston office locations and used in the course of providing the services hereunder to ensure such equipment is in compliance with reasonable and necessary security requirements for accessing ZIOPHARM’s systems.

1.6 Company may provide Consultant with equipment for the purposes performing Services under this Agreement (“Equipment”) at the Company’s expense. Equipment may include but not be limited to a laptop, Microsoft Office 365 account which includes email and Microsoft Office applications installed. The Equipment will be used only by the Consultant and only for the purposes of the performing Consultant’s obligations under the Agreement. The Consultant will take reasonable care in the use and secure storage of the Equipment and will use the Equipment in compliance with all laws and regulations. At the completion of the Services or at the Company’s request, Consultant will, unless otherwise specified, return to the Company, at the Company’s expense, the Equipment and all related materials, hardware, software and documentation. In the event that the Equipment is damaged through negligence or misuse or is not returned in a timely manner, the cost of either the repair or replacement shall be deducted from the final payment to be made to the Consultant for Services performed, or billed to the Consultant by the Company if no additional Service fees are due.

2. COMPENSATION. As full compensation for Consultant’s services and the discharge of all Consultant’s obligations hereunder, the Company shall pay Consultant the compensation as set forth on Exhibit A hereto.

3. EXPENSES. The Company shall reimburse Consultant for all valid, reasonable, out-of-pocket expenses incurred in the performance of the Services upon presentation of reasonably detailed receipts (“Expenses”). The Company shall reimburse Consultant for authorized travel fees and authorized Expenses incurred by Consultant, in accordance with the terms and conditions set forth in this Agreement and the Company’s Vendor Travel and Expense Reimbursement Policy (except as modified by the last two sentences of this Section 3), upon receipt by the Company of correct and undisputed invoices from Consultant. Invoices for authorized travel fees shall include the amount of time spent traveling to and from the location where Services are to be provided and the amount of days spent away from home on business for the Company. Invoices for authorized Expenses incurred by Consultant shall be itemized and accompanied by receipts and submitted to the Company within thirty (30) days following the end of the calendar month in which such Expenses were incurred. All invoices submitted by Consultant shall state amounts due in US dollars and all payments by the Company shall be in US dollars. Any authorized travel shall be business class. If business class is not available, then authorized travel shall be by first-class.

4. NO CONFLICTS; OTHER RELATIONSHIPS.

4.1 No Conflicts. Consultant certifies that no outstanding agreement or obligation of Consultant is in conflict with any of the provisions of this Agreement, or would preclude Consultant from complying with the terms and conditions hereof. Consultant covenants and agrees not to perform any research or development project for any third party that will be competitive with any of the Company’s existing or anticipated business.

4.2 Relationship of Consultant to Third Party Employer.

4.2.1 If Consultant is an employee of a (“Third Party Employer”), and is subject to certain agreements and policies of that Third Party Employer, including policies concerning consulting, conflicts of interest and intellectual property, Consultant represents that Consultant is not a party to any existing agreement or subject to any obligation that would prevent Consultant from performing any services for the Company as contemplated in this Agreement. Consultant will ensure that any services that Consultant performs outside of the Third Party Employer are not in conflict with any Third Party Employer policy or agreement. Consultant acknowledges that it is Consultant’s responsibility to ensure that his services to Company do not employ proprietary information of the Third Party Employer or make use of the Third Party Employer’s time or resources without the written agreement of the Third Party Employer. Consultant covenants and agrees not to employ proprietary information of the Third Party Employer or make use of the Third Party Employer’s time or resources in providing the Services to the Company without the prior written consent of the Company.

4.2.2 If Consultant is required by the Third Party Employer, pursuant to applicable guidelines or policies, to make any disclosure or take any action that conflicts with the Services to be provided by Consultant hereunder or is contrary to the terms of this Agreement, Consultant will promptly notify the Company of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action. If any Third Party Employer-owned materials or intellectual property are used by Consultant in the provision of Services or are used by the Company, its affiliate(s) or its sublicensee(s) in order to practice the rights granted hereunder, Consultant will be responsible for obtaining rights for the Company, its affiliates and sublicensees to use such Third Party Employer-owned materials or intellectual property at no additional cost to the Company and will indemnify the Company against any claims, demands or causes of action by the Third Party Employer or any other third party, for use of such materials and/or intellectual property.

5. MAINTAINING CONFIDENTIAL INFORMATION.

5.1 Company Information. During the Term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company’s and its affiliates’ business, strategies and plans, technology, know-how, data, inventions, practices and developments, such confidential and proprietary information of the Company (collectively referred to as “Confidential and Proprietary Information”) may include but not be limited to: (i) confidential and proprietary information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, product and know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; (v) information of third parties as to which the Company has an obligation of confidentiality; or (vi) the existence and terms of this Agreement. “Confidential and Proprietary Information” shall also include all Inventions.

5.2 Consultant expressly acknowledges the confidential and secret character of the Confidential and Proprietary Information and that the Confidential and Proprietary Information is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant agrees not to reproduce any of the Confidential and Proprietary Information without the prior written consent of the Company, not to use the Confidential and Proprietary Information except in the performance of this Agreement, and not to disclose all or any part of the Confidential and Proprietary Information in any form to any third party, either during or after the Term of this Agreement. Consultant therefore agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Confidential and Proprietary Information, whether created by Consultant, the Company or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by Consultant only in the performance of Services by Consultant for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of this Agreement. After such delivery, Consultant shall not retain any such materials or copies thereof or any such tangible property.

5.3 Other Employer Information. Consultant agrees not to improperly use or disclose any proprietary information or trade secrets of Consultant’s former or concurrent employers or companies, if any, during Consultant’s engagement with the Company and not to bring onto the premises of the Company any unpublished documents or any property belonging to Consultant’s former or concurrent employers or companies unless consented to in writing by said employers or companies.

5.4 Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees, both during the Term of this Agreement and thereafter, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

5.5 Return of Information. Upon termination of this Agreement for any reason, including expiration of the Term, Consultant agrees to cease using and to return to the Company all whole and partial copies and derivatives of the Confidential and Proprietary Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

6. INVENTIONS.

6.1 Disclosure of Inventions. Pursuant to Section 1.2 herein, Consultant retains the right (as limited in Section 4 and by any other agreement with the Company, including the Non-Competition Agreement, as defined in Section 7.2 herein) to provide services for others during the Term of this Agreement and is not required to devote Consultant’s services exclusively for the Company. Accordingly, the Company recognizes and acknowledges that Consultant may develop intellectual property for other parties or for himself which is independent of the Company, and unrelated to the Services Consultant is performing for the Company.

Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, discoveries, methods, developments, processes, formulas, compositions, compounds, software, know-how, techniques and works of authorship learned, whether patentable or not, which are made, conceived, developed or reduced to practice by Consultant or under Consultant’s direction or jointly with others, pursuant to the performance of the Services for the Company or tasks assigned to Consultant by the Company hereunder (collectively, with the records described in the following sentence, “Inventions”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the Company at all times.

6.2 Inventions Assigned to the Company. Consultant agrees that any and all Inventions shall be the sole and exclusive property of the Company. Consultant hereby assigns and agrees to assign to the Company all of Consultant’s right, title and interest in and to any and all Inventions. Consultant explicitly acknowledges and agrees that all works of authorship contained in the Inventions are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship. Consultant further agrees that the Company is and shall be vested with all rights, title and interests, including patent, copyright, trade secret and trademark rights, in all of Consultant’s Inventions under this Agreement.

6.3 Obtaining Intellectual Property Protection. Consultant agrees to assist the Company in every lawful way to obtain and enforce United States and foreign proprietary rights relating to the Inventions in any and all countries. To that end, Consultant agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, Consultant agrees to execute, verify and deliver assignments of such proprietary rights to the Company or its designee. Consultant’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of Consultant’s engagement, but the Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and on behalf of Consultant to execute, verify and file, with the same legal force and effect as if executed by Consultant, any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph. Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which Consultant now or may hereafter have for infringement of any proprietary rights assigned to the Company.

6.4 Background Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Inventions developed hereunder any background materials owned by Consultant or in which Consultant has an interest (“Background Materials”), (i) Consultant shall inform the Company, in writing before incorporating such Background Materials into any Inventions; and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such Background Materials as part of or in connection with such Inventions. Consultant shall not incorporate any Background Materials owned by any third party into any Inventions without the Company’s prior written permission.

7. TERM; TERMINATION.

7.1 Term. The term of this Agreement will commence on the Effective Date and, unless renewed by mutual written agreement of the Company and Consultant or terminated earlier as set forth in this Agreement, shall expire on the third anniversary of the Effective Date (“Term”).

7.2 Termination During Year 1. Consultant may not terminate this Agreement within the first year following the Effective Date. Should Consultant nevertheless do so, then (in addition to the effects set forth in Section 7.5 below) the Company’s sole and exclusive remedy shall be that Consultant shall forfeit all rights to the 2021 bonus of $143,250 under Section 2(iii) of the Separation Agreement, and if already paid, then Consultant agrees to reimburse such amount within thirty (30) days after termination. The Company may terminate this Agreement at any time on or before the first anniversary of the Effective Date by giving seven (7) days’ written notice to Consultant. If such termination is by the Company within the first year following the Effective Date is without Cause (as defined below), or is by Consultant for Good Reason (as defined below) within the first year following the Effective Date, then the Company shall waive Sections 3 and 4 only of the Invention, Non-Disclosure and Non-Competition Agreement between the Parties dated May 5, 2015 (as amended) (the “Non-Competition Agreement”). For purposes of this Agreement, the following definitions shall apply:

“Cause” shall mean any of the following: (i) the willful or negligent failure, disregard or refusal by Consultant to perform the Services for a period of fifteen (15) business days after Consultant has been given written notice thereof; (ii) any act by Consultant that, in the reasonable opinion of a majority of the Company’s Board of Directors (the “Board”), has the effect of injuring the business or reputation of the Company of any of its affiliates; (iii) misconduct by the Consultant in respect of the duties or obligations of Consultant under this Agreement, including, without limitation, insubordination with respect to lawful directives received by Consultant from the Company relating to the Services to be performed hereunder for a period of fifteen (15) business days after Consultant has been given written notice thereof; (iv) Consultant’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contender plea); (v) the determination by a majority of the Board after a good faith investigation by the Board following a written allegation by an employee of the Company, that Consultant engaged in any conduct prohibited by law (including, without limitation, harassment or discrimination); (vi) any misappropriation or embezzlement of the property of the Company of its affiliates (whether or not constituting a misdemeanor or felony); (vii) a material breach by Consultant of any of the provisions of this Agreement or the Separation Agreement between Consultant and the Company dated April __, 2021 (the “Separation Agreement”).

“Good Reason” shall mean any of the following: (i) any reduction in Consultant’s remuneration payable hereunder; or (b) a material breach by the Company of this Agreement or the Separation Agreement.

7.3 Termination After Year 1. After the first anniversary of the Effective Date, either party may terminate this Agreement at any time by giving fourteen (14) days’ written notice to the other party.

7.4 Termination for Breach. This Agreement may be terminated immediately by either party by giving notice of termination to the other party if the other party shall have failed to remedy any material breach of this Agreement within thirty (30) days of receiving written notice of such breach.

7.5 Effects of Termination. In the event of any termination of this Agreement prior to completion of the Services, Consultant shall cease work immediately after giving or receiving such notice or termination, unless otherwise advised by the Company, shall return to the Company all Confidential and Proprietary Information, Inventions, and other materials belonging to the Company, and shall notify the Company in writing of fees and expenses incurred in providing the Services up to the termination date. Unless this Agreement is terminated by the Company with Cause (as defined above ) or by Consultant within the first year following the Effective Date for other than Good Reason (as defined above), then to the extent Consultant has any unvested restricted stock or options with the Company, they will immediately vest (and, as applicable, become exercisable) as of the effective date of such termination.

7.6 Survival. Sections 1.6, 4.2.2, 5, 6, 7, 9, 10, 11, 12, 13, 14 and 15 of this Agreement shall survive any termination of this Agreement.

8. COMPLIANCE WITH APPLICABLE LAWS. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable federal, state, local, foreign or other government or any applicable governmental, regulatory or administrative agency, commission, body or other authority to the extent applicable to the Services provided hereunder.

9. ASSIGNMENT; BENEFIT. This Agreement is for the personal services of Consultant and may not be assigned by Consultant, nor shall it be assignable by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

10. LEGAL AND EQUITABLE REMEDIES. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of any Confidential and Proprietary Information including Inventions without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction. The remedies set forth herein are cumulative and are not intended to limit any right or remedy available to the Company at law or equity.

11. GOVERNING LAW; JURY WAIVER; SEVERABILITY. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws rules thereof that would cause the application of the law of a different jurisdiction. The parties agree that any action, demand, claim or counterclaim relating to this Agreement shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and the parties hereby consent to the personal jurisdiction and venue of such court(s). The parties agree that any dispute relating to this Agreement shall be tried by a judge alone, and each party hereby waives and forever renounces the right to a trial before a civil jury in any such dispute. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

12. NO DEBARMENT. Consultant represents and warrants that Consultant has not been debarred by the FDA under 21 U.S.C. 335a (Section 306, Federal Food, Drug and Cosmetic Act) or any foreign equivalent. Consultant will notify the Company immediately in the event of any debarment or threat of debarment occurring during the Term or thereafter. The Company shall have the right to terminate this Agreement immediately by written notice in the event of any such debarment or threatened debarment.

13. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement, together with its Exhibit, constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof, and supersede all prior negotiations, obligations representations, understandings or agreements, whether written or oral, with respect to such subject matter. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer. For the avoidance of doubt, the following agreements between Company and Consultant shall remain in full force and effect in accordance with their respective terms: (i) the Separation Agreement dated April 5, 2021; (ii) the Non-Competition Agreement (as defined in Section 7.2 herein); (iii), any equity awards, grants or agreements; and (iv) the Indemnity Agreement dated May 5, 2015,

14. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

If to the Company:

ZIOPHARM Oncology Inc.

One First Avenue,

Parris Building 34, Navy Yard Plaza

Boston, MA 02129

Attn: Legal Department

If to Consultant:

15. Counterparts. This Agreement may be executed in any number of counterparts, including via e-mail delivery of a portable document format (*.pdf) data file or similar electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

ZIOPHARM ONCOLOGY INC.		LAURENCE JAMES NEIL COOPER

By:
Heidi M. Hagen:
Chief Executive Officer

Date:		Date:

EXHIBIT A

SERVICES AND FEES

1.	Consulting Duties.

(a) During the Term, Consultant shall provide the following services to the Company under the direction of Heidi M. Hagen, Chief Executive Officer (the “Services”):

•	Actively participate on the Company’s Scientific Advisory Board

•	[***]

•	Assist in the [***]

•	Advise and, as reasonably requested, speak on the Company’s underlying science

•	Advise and assist the Company’s scientific leadership (including the Executive Vice President of Cell Therapy and the Vice President of Immunology) as needed

•	Assist, advise and consult with the Company’s Chief Executive Officer as needed

•	Attend Joint Steering Committees meetings for the MD Anderson Cancer Center as needed

•	Attend Eden BioCell Joint Steering Committee meetings as needed

•	Support [***]

•	Other matters as reasonably requested by the Company and mutually agreed to by Consultant

(b)	Consultant agrees to furnish the Company with written reports with respect to the Services upon request.

2.	Remuneration and Payment Schedule.

(a) In consideration for the Services rendered by Consultant during the Term, the Company shall pay Consultant annual fees as follows (the “Fees”): (i) for April 1, 2021 to March 31, 2022 - $573,000; (ii) for April 1, 2022 to March 31, 2023 - $300,000; and (iii) for April 1, 2023 to March 31, 2024 - $300,000. Consultant shall provide invoices to the Company on a quarterly basis. Such invoices shall: (i) provide the pro-rated portion of the applicable annual Fee; and (ii) set forth any authorized expenses and provide supporting documentation thereof.

(b) Any invoices for authorized Expenses in accordance with Section 3 herein may be submitted by email to apinvoices@ziopharm.com or by mail to:

ZIOPHARM Oncology Inc.

One First Avenue,

Parris Building 34, Navy Yard Plaza

Boston, MA 02129

Attn: Accounts Payable

Undisputed invoices will be paid within forty five (45) days of receipt.

2

EXHIBIT C

Original Restrictive Covenants Agreement

3

INVENTION, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

This Agreement is made this 5th day of May, 2015, between ZIOPHARM Oncology, Inc., having an address at One First Avenue, Parris Building #34, Navy Yard Plaza, Boston MA 02129 (hereinafter referred to as the “Company”), and Laurence James Neil Cooper, M.D., Ph.D., having an address at 311 West 8th Street, Houston, TX 77007 (“Employee”).

In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1. Proprietary Information.

(a) The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plan, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b) The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or the Employee.

2. Developments.

(a) The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived, or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the law of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

3. Non-competition.

(a) While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, except as expressly permitted under the Employee’s Employment Agreement, the Employee will not directly or indirectly: as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity whatsoever (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), engage in the business of developing, designing, producing, marketing, selling or rendering (or assisting any other person in developing, designing, producing, marketing, selling or rendering) immuno-oncology products, DNA-based biotherapeutic products involving in vivo expression of effectors for the treatment of cancer, or other products or product candidates that are otherwise substantially similar to those that have been or are being developed, designed, produced, marketed, sold or rendered by the Company while the Employee was employed by the Company; or (ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

(b) Notwithstanding the restrictions set forth in Section 3(a) above, after the termination or cessation of Employee’s employment with the Company, nothing herein shall prevent Employee from (i) becoming a faculty member and/or serving on the staff of an academic institution, and while so employed, performing research, including in immuno-oncology and/or gene therapy, using institutional funds, philanthropy gifts, grants, and sponsored research agreements from third-parties (ii) working for the U.S. or any state government or any agency or instrumentality thereof, (iii) working for any non-profit cancer center, (iv) working for any non-profit entity or non-governmental organization (NGO) and (v) working for a for-profit health care delivery organization. In each such case, no such activity shall allow Employee to use any Proprietary Information of the Company without the prior written approval of the Company.

(c) If the Employee violates the provisions of Section 3(a), the Employee shall continue to be bound by the restrictions set forth in Section 3(a) until a period of one year has expired without any violation of such provisions.

4. Non-Solicitation.

(a) While the Employee is employed by the Company and for a period of one year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

(b) If the Employee violates the provisions of Section 4(a), the Employee shall continue to be bound by the restrictions set forth in Section 4(a) until a period of one year has expired without any violation of such provisions.

5. Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company on Appendix A to this Agreement, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Employee further represents that his/her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his/her employment with the Company, and the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7. No Employment Contract.

The Employee understands that this Agreement does not constitute a contract of employment and does not imply that his/her temporary employment will continue for any period of time.

8. Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.

(c) This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(d) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

(f) The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief.

(g) If any restriction set forth in Sections 3 or 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(h) This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

Signature Page Follows.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

ZIOPHARM Oncology, Inc.

/s/ Caesar J. Belbel
By:	Caesar J. Belbel
Title:	Executive Vice President, Chief Legal Officer and Secretary
Date: May 5, 2015

Employee

/s/ Laurence James Neil Cooper
Laurence James Neil Cooper, M.D., Ph.D.
Date: May 5, 2015